EXHIBIT 10.8
                            AGREEMENT REGARDING
                        LOAN AND ISSUANCE OF SHARES

     This Agreement is effective this 14th day of February 2002, by and between First Reserve Corporation, a California corporation, 29 Las Casas, San Rafael, CA 94901 (hereinafter "Lender") and eWorldMedia.TV, Inc., a Nevada Corporation (hereinafter "eWorld"), 620 Newport Center Drive, 11th floor, Newport Beach, CA 92660.

1.0  Recitals

     1.1 eWorld desires to borrow $18,000 for working capital at this time and an additional $50,000 at a future date.

     1.2 As an added incentive for Lender, eWorld is offering stock and a position in the marketing structure in addition to interest for such loan.

     1.3 eWorld has 100,000,000 authorized par value $.001 common shares of which approximately 6,800,000 have been issued.

     1.4 As a condition of entering into the loan the parties agree as follows.

2.0  Loan Conditions

     2.1.a     Issuance of shares.  eWorld will issue 150,000 shares of
common, par value $.001, non-assessable shares to Lender or his assigns. eWorld will issue a share certificate for such shares within seven (7) days of receipt of the $18,000 loan proceeds. If eWorld's shares shall become publicly traded by registration or any other manner (e. g. merger, etc.), Lender's shares shall become registered at the same time and at no cost to Lender. In addition, to the maximum extent possible, eWorld will provide that Lender's shares shall not be subject to any lock up period (i.e. a period of time in which such shares cannot be traded).

     2.1.b.    Stock Dividends - Split-ups.  If after the date hereof, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock or by a split-up of shares of Common Stock, then, on the day following the date fixed for the determination of holders of Common Stock entitled to receive such stock dividend or split-up, the number of shares shall be increased in proportion to such increase in outstanding shares.

     2.1.c.    Aggregation of Shares.  If after the date hereof, the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares of Common Stock, then,

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after the effective date of such combination or reclassification, the number of shares issuable shall be decreased in proportion to such decrease in outstanding shares.

     2.1.d.    Special Stock Dividends.  If after the date hereof shares of any class of eWorld (other than Common Stock) are issued by way of a stock dividend on outstanding Common Stock, then, commencing with the day following the date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, in addition to any shares of Common Stock receivable, Lender shall be entitled to receive its pro rata share of such stock dividend.

     2.1.e.    Other Notices.  In case at any time:

          (1) eWorld shall pay any dividends payable in stock upon its Common Stock or make any distribution (other than regular cash dividends) to the holders of its Common Stock;

          (2) eWorld shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class of other rights;

          (3) There shall be any capital reorganization or reclassification of the capital stock of eWorld, or consolidation or merger of eWorld with or sale of all or substantially all of its assets to another corporation; or

          (4) There shall be a voluntary or involuntary dissolution, liquidation or winding up of eWorld.

then, in any one or more of such cases, eWorld shall give written notice of the date on which (i) the books of eWorld shall close or a record shall be taken for such dividend, distribution, or subscription rights, or (ii) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of Common Stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Such notice shall be given at least 20 days prior to the action in question and not less than 20 days prior to the record date or the date on which eWorld's transfer books are closed in respect thereto. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any of the matters set forth in the foregoing clauses (a) to (d), both inclusive.

     2.1.f.    Marketing Position.  eWorld is in the business of multilevel marketing. Lender shall be placed in a position in the downline structure above the vice president of sales and marketing.

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

     2.1.g.    Option to Purchase Additional Shares.  eWorld shall issue an option to Lender to purchase up to 1,000,000 shares of eWorld common shares for $.20 ("20 cents") per share (the "Option"). Such Option shall be for a period commencing upon the date of execution of this Agreement for a period of (a) two years or (b) up to thirty (30) days after the time of the completion of the sale of the 1,000,000 shares at $.50 ("50 cents") or (c) up to thirty (30) days after notice of a transaction the effect of which would be to make the shares readily tradable on a public market, whichever is earlier. eWorld shall give notice to Lender of the transactions contemplated in (b) or (c) above and the thirty (30) day period shall commence upon the receipt of such notice. If Lender exercises the Option and pays the amount due for such shares, such shares shall be common, par value $.001, non-assessable shares. Such Option shall be granted to Lender within ten (10) days of execution of this Agreement. If eWorld's shares shall become publicly traded by registration or any other manner (e. g. merger, etc.), Lender's shares shall become registered at the same time and at no cost to Lender. In addition, to the maximum extent possible, eWorld will provide that Lender's shares shall not be subject to any lock up period (i.e. a period of time in which such shares cannot be traded).

     2.2. Loan of $18,000

     2.2.a.    The loan shall bear interest at the rate of 3% per annum.  The term of the loan shall be 90 days with all principal and interest due at that time. The loan shall be funded by February 15, 2002.

     2.2.b.    The loan can be paid off by eWorld at any time without
prepayment penalty.

     2.2.c.    The loan will be secured by the personal guaranty of Ronald
Touchard and Henning Morales.

     2.2.d.    The Note will be in substantially the form attached as Exhibit A.

     2.3.  Loan of $50,000

     2.3.a.    Lender agrees to loan an additional $50,000 to fund the needs of eWorld regarding a contract with the National Sales and Marketing Director (the "Contract"). Lender has been provided a preliminary draft of the Contract. Subject to the review of Lender that the terms of the final Contract do not vary materially from the draft which has been submitted to Lender, eWorld's executing a note evidencing such loan and the execution of the personal guaranty as set forth in Paragraph 2.3.c., Lender shall fund the $50,000 loan within one business (1) days of receipt of such final Contract and other executed documents. The loan shall bear interest at the rate of 3% per annum. The term of the loan shall be 90 days with all principal and interest due at that time.

     2.3.b.    The loan can be paid off by eWorld at any time without
prepayment penalty.

     2.3.c.    The loan will be secured by the personal guaranty of Ronald
Touchard and Henning Morales.

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

3.0  Representations and Warranties of eWorld

     3.1 eWorld represents and warrants to Lender as of the date hereof as follows:

          (a) eWorld is a corporation duly organized, existing in good standing under the laws of the State of Nevada.

          (b) eWorld has all requisite corporate power and authority to enter into this Agreement Regarding the Loan and Issuance of Shares and the agreements contemplated thereby and has all requisite corporate power to borrow the loan proceeds and to carry out and perform its obligations under the terms of this Agreement Regarding the Loan and Issuance of Shares and the agreements contemplated thereby.

          (c) All corporate action on the part of eWorld and its directors necessary for the authorization, execution, delivery and performance of this agreement regarding loan and issuance of shares and options and the agreements contemplated thereby have been taken. This Agreement Regarding the Loan and Issuance of Shares and the agreements contemplated thereby are valid and binding obligations of eWorld, enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors' rights generally.
The execution, delivery and performance by eWorld of this Agreement Regarding the Loan and Issuance of Shares and the agreements contemplated thereby will not result in any violation of law and will not conflict with, or result in a breach of any of the terms of, or constitute a default under, any provision of federal or state law to which eWorld or any of its shareholders are subject, eWorld's Articles of Incorporation or Bylaws, or any mortgage, indenture, agreement, instrument, judgment, decree, order, rule or regulation or other restrictions to which eWorld is a party or by which eWorld is bound, or results in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of eWorld.

          (d) All documentation of eWorld which has previously been given to the Lender is true and correct in all material respects.

          (e) eWorld has all patents, copyrights, franchises, permits, licenses and other authority necessary for the conduct of its business now conducted and as plan to be conducted by it, lack of which could materially and adversely affect the operation or condition, financial or otherwise, of eWorld and eWorld is not in default in any material respect under any such franchises, permits, licenses and similar authority.

          (f) There is neither pending nor, to the best of eWorld's knowledge and belief, threatened any action, suit, proceeding or claim, or any basis therefore or threat thereof, whether or not purportedly on behalf of eWorld, to which eWorld is or may be named a party or its property is or may be subject and in which an unfavorable outcome, ruling or finding might have a material adverse effect on the condition, financially or otherwise, or operations of eWorld.

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

          (g) eWorld is not in violation of any term of its Articles of Incorporation or Bylaws. eWorld has complied with all material provisions of all material contracts, agreements, obligations, plans, arrangements and commitments. eWorld is not in violation of or in default under any contract, agreement, obligation, plan or arrangement, right, commitment, indenture, mortgage, instrument, judgment, decree, order, statute, rule or regulations of which it is subject and a violation of which or a default thereunder would have a material adverse effect on the condition, financially or otherwise, of operations of eWorld.

4.0  Miscellaneous Matters

     4.1 Notices. All notices and other communications required to be given herein shall be in writing and shall be deemed to have been given if delivered personally or shall be deemed to have been received three days after having been mailed by first class, certified mail, return receipt requested, postage prepaid, to the parties at the following addresses:

          If to eWorld:       Ronald Touchard
                              eWorldMedia.TV, Inc.
                              620 Newport Center Drive, 11th Floor
                              Newport Beach, CA 92660

          If to Lender:       Robert Hagopian
                              First Reserve Corporation
                              29 Las Casas
                              San Rafael, CA 94901

     4.2 California Law. This Agreement shall be construed and interpreted in accordance with and governed and enforced by the laws of the State of California.

     4.3 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

     4.4 Counterparts. This Agreement may be executed simultaneously or in any number of counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same agreement.

     4.5 Survival. The agreements, covenants, conditions, representations and warranties in this Agreement shall survive the closing of this transaction and shall extend to the term of this Agreement.

     4.6 Agreement. The Agreement is intended to and does supersede all letters, memoranda, previous drafts and other agreements and correspondence among the parties and constitutes the entire agreement among the parties. This Agreement may only be modified by written document executed by all the parties.

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     4.7  Severability.  This Agreement is severable and should any portion be found to be illegal or unenforceable, the remainder shall continue in full force and effect.

     4.8 Attorneys' Fees. In the event of legal action by any party to enforce this Agreement or any provision hereof, or to seek damages by reason of any default hereunder, the prevailing party shall be entitled to recover from the other party or parties its reasonable attorneys' fees and costs.

     4.9 Authority. Each person who signs this Agreement expressly warrants that he/she has the authority necessary to enter into this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day first above written.

eWorldMedia.TV, Inc.,                   First Reserve Corporation,
a Nevada Corporation                    a California Corporation

By:  /s/ Ronald Touchard                By:  /s/ Robert Hagopian
     Ronald Touchard, President              Robert Hagopian, President



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
                          SECURED PROMISSORY NOTE

                                                          February 25, 2002
$50,000                                                   San Francisco, CA

     FOR VALUE RECEIVED, the undersigned, eWorldMedia.TV, Inc., a Nevada corporation ("Debtor"), promises to pay to the order of First Reserve Corporation, a California corporation ("Holder"), the principal sum of Fifty Thousand Dollars ($50,000) with interest at the rate of 3% per annum from the date hereof. The principal and any unpaid interest is due May 26, 2002. The principal and interest can be repaid at any time without penalty.

     All payments on this Note shall first be applied to the interest. The balance of the payment will be applied to principal.

     Security for the payments due on this Note will be the personal guarantees of Ronald Touchard and Henning Morales.

     Payments on this Note, as well as any notices to the Holder, are to be mailed or given to the Holder whose address for this purpose is 29 Las Casas, San Rafael, CA 94901 or to such other place as the Holder of this Note may from time to time direct by written notice to the Debtor.

     Upon the failure to perform or to pay, in full, any obligation of the undersigned under this Note, provided that the same is not cured within 10 days of written notice thereof to the undersigned, the Holder, at its option and upon written demand, may declare the entire unpaid balance of this Note due, together with all accrued interest thereon, plus any other amounts payable at the time of such declaration pursuant to this Note. Upon default or upon failure to pay the principal and interest when due, the interest rate shall become the highest interest rate allowed by law.

     All amounts payable hereunder are payable in lawful money of the United States. In the event of default, the undersigned agrees to pay all costs of collection when incurred, including reasonable attorneys' fees. This Note and the rights and obligations of the undersigned shall be governed and construed in accordance with the laws of the State of California.

eWorldMedia.TV, Inc.

/s/ Ronald Touchard                     /s/ Gayla Gary
By:  Ronald Touchard                    By:  Gayla Gary
Its:  President                         Its:  Secretary
Date:  2/22/02                          Date:  2-22-02
                             eWorldMedia, Inc.

                          Secured Promissory Note

                                Addendum 9


This ninth addendum to the Promissory Note dated February 25, 2002 (for $50,000 and the additional $5,000 wire transfer received by eWorldMedia, Inc. on May 2, 2002) between eWorldMedia, Inc. (the borrower) and First Reserve Corporation (the lender) shall hereby establish a repayment plan for the aforementioned Promissory Note along with the payment of the $22,500 finder's fee due and payable to First Reserve Corporation. The payment of the entire $77,500 balance (plus accrued interest) shall be made in three (3) installments, with the first installment due and payable on January 10, 2003, the second installment due on February 10, 2003 and the third installment due on March 10, 2003. The installment amoutns are as follows (as supported by the Notes Payable Schedule attached):

January 10, 2003         $26,574.27
February 10, 2003        $26,206.58
March 10, 2003           $26,002.70

Total Payments           $78,783,55


Dated:  January 6, 2003

Signed:

/s/ Ron Touchard                             /s/ Robert Hagopian
Ron Touchard, CEO                            Robert Hagopian
eWorldMedia, Inc.                            First Reserve Corporation

                             PERSONAL GUARANTY

     This is a Personal Guaranty by Ronald Touchard ("Guarantor"), 11 Marble Sands, Newport Beach, CA 92660 effective February 25, 2002, in connection with the loan by First Reserve Corporation, a California corporation (hereinafter referred to as "FRC"), 29 Las Casas, San Rafael, CA 94901 to eWorldMedia.TV Inc., a Nevada corporation (hereinafter "eWorld").

     1. Recitals. FRC has agreed to make a loan of $50,000 to eWorld evidenced by a Promissory Note (hereinafter the"Promissory Note"). As part of such loan, Guarantor has agreed to guarantee the payment of the principal and interest due under the Promissory Note.

     2. Unconditional Guaranty. Guarantor hereby unconditionally guarantees to FRC the payment of all sums due under the Promissory Note executed by eWorld in connection with the loan to eWorld.

     This is a guaranty of payment and performance and not of collectibility; it is not conditional or contingent upon the genuineness, validity, regularity or enforceability of the Promissory Note or other instruments relating to the obligations hereby guaranteed or the pursuit by FRC of any remedies that FRC has or may hereafter have.

     The liability of Guarantor on this Guaranty shall not be affected by the release or discharge of eWorld in any creditor proceeding, receivership, bankruptcy or other proceeding; the impairment, limitation, or modification of the liability of eWorld, or of any remedy for the enforcement of the eWorld's liability, resulting from the operation of any present or future provision of the Bankruptcy Code as amended (Title 11 of the US Code) or any similar state law statute or court decision; any rejection or disaffirmance of any liability of eWorld in any such proceeding; or the cessation of the eWorld's liability to FRC for any reason.

     3. Modification, Waiver or Release of Security. Guarantor shall continue to be liable under this Guaranty and its provisions shall remain in full force and effect notwithstanding:

          (a) Any modification, agreement or stipulation between FRC and eWorld, or their respective successors and assigns with respect to the Promissory Note; or

          (b) FRC's waiver of or failure to enforce any of the terms, covenants or conditions contained in the Promissory Note or any modification of the Promissory Note; or

          (c) Any release of any real or personal property or other security then held by FRC for the performance of the obligations hereby guaranteed.

     4.   Enforcement.   Guarantor agrees that FRC may enforce this
Guaranty without the necessity of resorting to or exhausting any collateral; and Guarantor waives the right to require FRC to proceed against eWorld to foreclose any lien on any real or personal property, to exercise any right or remedy under the Promissory Note or other Agreement, to pursue any other remedy or to enforce any other right. Guarantor hereby waives any demand or notice of any kind, any right under any applicable law or statute of limitations affecting the enforceability of this Guaranty, and any provision of law, including legal or equitable discharge, which may conflict with the terms of this Guaranty.

     5.   Notice.   Whenever the parties desire to give or serve any
notice, demand or request with respect to this Guaranty, each such communication shall be in writing and shall be effective only if it is delivered by personal service or mailed by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth above. Such communications sent shall be effective when they are received by the addressee thereof; but if sent by registered or certified mail, they shall be effective three (3) days after being deposited in the United States mail. Each party hereto may change its address for such communications by giving notice to other party in conformity with this paragraph.

     6. Successors and Assigns. This Guaranty shall be binding on Guarantor, Guarantor's heirs, representatives, administrators, executors, successors and assigns and shall inure to the benefit of and shall be enforceable by FRC, its successors and assigns. As used herein, the singular shall include the plural and the masculine shall include the feminine and neuter, and vice versa, if the context so requires.

     7. Release. Guarantor cannot be released from the obligations under this Guaranty except by a writing duly executed by an authorized representative of FRC or by full repayment of all amounts due under the Promissory Note.

     8.   Attorneys Fees.     Guarantor shall forthwith pay to FRC the
amount of all attorneys' fees and costs incurred by FRC pursuant to this Personal Guaranty or in the defense or enforcement of FRC's interests in the Promissory Note or this Guaranty (whether or not FRC files a lawsuit against Guarantor) in the event FRC retains counsel, or incurs costs in order to: obtain legal advice to enforce, or seek to enforce, any of its rights; commence, intervene in, respond to, or defend any action or proceeding; file or prosecute a claim in any action or proceeding (including, without limitation, any probate claim, bankruptcy claim, third party claim, or secured creditor claim); or represent FRC in any litigation with respect to Guarantor's affairs. If Guarantor or FRC files any lawsuit against the other predicated on this Guaranty, the prevailing party in such action shall be entitled to recover its attorneys' fees.

     9.   Other Provisions.   This Guaranty shall be governed by and
construed in accordance with the laws of the State of California.

     Every provision of this Guaranty is intended to be severable. In the event any term or provision hereof is declared to be illegal or invalid for any reason whatsoever, by a court of competent jurisdiction, such illegality or invalidity shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

     Time is of the essence under this Guaranty and any amendment, modification or revision of this Guaranty must be in written form.

     IN WITNESS WHEREOF, Guarantor has executed this Personal Guaranty as of 2/22, 2002.

                                        /s/ Ronald Touchard
                                        Ronald Touchard

                             PERSONAL GUARANTY

     This is a Personal Guaranty by Henning Morales ("Guarantor"), 16755 Scottsdale, Riverside, CA 92504, effective February 25, 2002, in connection with the loan by First Reserve Corporation, a California corporation (hereinafter referred to as "FRC"), 29 Las Casas, San Rafael, CA 94901 to eWorldMedia.TV Inc., a Nevada corporation (hereinafter "eWorld").

     1. Recitals. FRC has agreed to make a loan of $50,000 to eWorld evidenced by a Promissory Note (hereinafter the "Promissory Note"). As part of such loan, Guarantor has agreed to guarantee the payment of the principal and interest due under the Promissory Note.

     2. Unconditional Guaranty. Guarantor hereby unconditionally guarantees to FRC the payment of all sums due under the Promissory Note executed by eWorld in connection with the loan to eWorld.

     This is a guaranty of payment and performance and not of collectibility; it is not conditional or contingent upon the genuineness, validity, regularity or enforceability of the Promissory Note or other instruments relating to the obligations hereby guaranteed or the pursuit by FRC of any remedies that FRC has or may hereafter have.

     The liability of Guarantor on this Guaranty shall not be affected by the release or discharge of eWorld in any creditor proceeding, receivership, bankruptcy or other proceeding; the impairment, limitation, or modification of the liability of eWorld, or of any remedy for the enforcement of the eWorld's liability, resulting from the operation of any present or future provision of the Bankruptcy Code as amended (Title 11 of the US Code) or any similar state law statute or court decision; any rejection or disaffirmance of any liability of eWorld in any such proceeding; or the cessation of the eWorld's liability to FRC for any reason.

     3. Modification, Waiver or Release of Security. Guarantor shall continue to be liable under this Guaranty and its provisions shall remain in full force and effect notwithstanding:

          (a) Any modification, agreement or stipulation between FRC and eWorld, or their respective successors and assigns with respect to the Promissory Note; or

          (b) FRC's waiver of or failure to enforce any of the terms, covenants or conditions contained in the Promissory Note or any modification of the Promissory Note; or

          (c) Any release of any real or personal property or other security then held by FRC for the performance of the obligations hereby guaranteed.

     4.   Enforcement.   Guarantor agrees that FRC may enforce this
Guaranty without the necessity of resorting to or exhausting any collateral; and Guarantor waives the right to require FRC to proceed against eWorld to foreclose any lien on any real or personal property, to exercise any right or remedy under the Promissory Note or other Agreement, to pursue any other remedy or to enforce any other right. Guarantor hereby waives any demand or notice of any kind, any right under any applicable law or statute of limitations affecting the enforceability of this Guaranty, and any provision of law, including legal or equitable discharge, which may conflict with the terms of this Guaranty.

     5.   Notice.   Whenever the parties desire to give or serve any
notice, demand or request with respect to this Guaranty, each such communication shall be in writing and shall be effective only if it is delivered by personal service or mailed by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth above. Such communications sent shall be effective when they are received by the addressee thereof; but if sent by registered or certified mail, they shall be effective three (3) days after being deposited in the United States mail. Each party hereto may change its address for such communications by giving notice to other party in conformity with this paragraph.

     6. Successors and Assigns. This Guaranty shall be binding on Guarantor, Guarantor's heirs, representatives, administrators, executors, successors and assigns and shall inure to the benefit of and shall be enforceable by FRC, its successors and assigns. As used herein, the singular shall include the plural and the masculine shall include the feminine and neuter, and vice versa, if the context so requires.

     7. Release. Guarantor cannot be released from the obligations under this Guaranty except by a writing duly executed by an authorized representative of FRC or by full repayment of all amounts due under the Promissory Note.

     8.   Attorneys Fees.     Guarantor shall forthwith pay to FRC the
amount of all attorneys' fees and costs incurred by FRC pursuant to this Personal Guaranty or in the defense or enforcement of FRC's interests in the Promissory Note or this Guaranty (whether or not FRC files a lawsuit against Guarantor) in the event FRC retains counsel, or incurs costs in order to: obtain legal advice to enforce, or seek to enforce, any of its rights; commence, intervene in, respond to, or defend any action or proceeding; file or prosecute a claim in any action or proceeding (including, without limitation, any probate claim, bankruptcy claim, third party claim, or secured creditor claim); or represent FRC in any litigation with respect to Guarantor's affairs. If Guarantor or FRC files any lawsuit against the other predicated on this Guaranty, the prevailing party in such action shall be entitled to recover its attorneys' fees.

     9.   Other Provisions.   This Guaranty shall be governed by and
construed in accordance with the laws of the State of California.

     Every provision of this Guaranty is intended to be severable. In the event any term or provision hereof is declared to be illegal or invalid for any reason whatsoever, by a court of competent jurisdiction, such illegality or invalidity shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

     Time is of the essence under this Guaranty and any amendment, modification or revision of this Guaranty must be in written form.

     IN WITNESS WHEREOF, Guarantor has executed this Personal Guaranty as of Feb. 22, 2002.

                                        /s/ Henning Morales
                                        Henning Morales